Exhibit 99.1

For Immediate Release

MAGUIRE PROPERTIES COMPLETES DISPOSITIONS OF AUSTIN AND PHOENIX OFFICE PROPERTIES

LOS ANGELES--(BUSINESS WIRE)--June 30, 2005--Maguire Properties, Inc.(NYSE:MPG), a leading southern California real estate investment trust, today announced that it has completed its previously announced sales of its Austin and Phoenix office properties for a total of $183.8 million. The Austin disposition was completed on June 16, 2005 and the Phoenix disposition was completed on June 29, 2005.

The Company acquired Austin Research Park, an office project featuring two four story buildings totaling approximately 272,000 square feet located in Austin, Texas and One Renaissance Square, a 484,000 square foot office building located in Phoenix, Arizona earlier this year as part of a $1.5 billion office portfolio and previously announced its plan to dispose of these assets.

Mr. Robert F. Maguire III, Chairman and Co-Chief Executive of Maguire Properties, said, “We are very pleased with these deals which exceeded our expectations. The net proceeds of the sales will be used to pay down our $450 million term loan.”

About Maguire Properties, Inc.

Maguire Properties, Inc. is the largest owner and operator of Class A office properties in the Los Angeles central business district and is primarily focused on owning and operating high-quality office properties in the Southern California market. Maguire Properties, Inc. is a full-service real estate company with substantial in-house expertise and resources in property management, marketing, leasing, acquisitions, development and financing. For more information on Maguire Properties, visit the Company's website at www.maguireproperties.com.

Business Risks

This press release contains forward-looking statements based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include: risks that the closing conditions to the above-described disposition will not be satisfied including that the existing project lender will not approve the proposed transferee and the disposition, not be completed as a result thereof; risks associated with the availability and terms of financing and the use of debt to fund acquisitions and developments, risks that the company may not be able to dispose of non-strategic assets at attractive valuations; risks associated with the failure to manage effectively the Company's growth and expansion into new markets or to integrate acquisitions successfully; risks and uncertainties affecting property development and construction; general risks affecting the real estate industry (including, without limitation, the inability to enter or renew leases, dependence on tenants' financial condition, and competition from other developers, owners and operators of real estate); risks associated with downturns in the national and local economies, increases in interest rates, and volatility in the securities markets; potential liability for uninsured losses and environmental contamination; risks associated with our company's potential failure to qualify as a REIT under the Internal Revenue Code of 1986, as amended and possible adverse changes in tax and environmental laws; and risks associated with the Company's dependence on key personnel whose continued service is not guaranteed. For a further list and description of such risks and uncertainties, see the reports filed by the Company with the Securities and Exchange Commission, including the Company's most recent annual report on form 10-K. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACTS:	Maguire Properties
Peggy Moretti
Senior Vice President, Investor and Public Relations
(213) 613-4558